Phillips 66 Partners Reports First-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
First-Quarter Earnings

Highlights

•	Delivered earnings of $97 million; adjusted EBITDA of $155 million

•	Increased quarterly distribution by 5 percent to $0.586 per common unit

•	Advanced Bayou Bridge and Sand Hills pipeline expansion projects

HOUSTON, April 28, 2017 – Phillips 66 Partners LP (NYSE: PSXP) announces first-quarter 2017 earnings of $97 million, or $0.60 per common unit. Cash from operations was $139 million, and distributable cash flow was $124 million. Adjusted EBITDA was $155 million in the first quarter, compared with $161 million in the prior quarter.

“We had solid results in the quarter, which enabled us to increase our distribution per unit by 5 percent while maintaining a strong coverage ratio,” said Greg Garland, Phillips 66 Partners’ chairman and CEO. “We continue to successfully execute our organic growth projects. These projects help us remain on track to achieve $1.1 billion of run-rate EBITDA and a 30 percent five-year distribution CAGR by the end of 2018.”

On April 19, 2017, the general partner’s board of directors declared a first-quarter 2017 cash distribution of $0.586 per common unit, a 5 percent increase over the fourth quarter of 2016. The Partnership has increased its distribution every quarter since its inception with a compound annual growth rate of 34 percent.

Phillips 66 Partners Reports First-Quarter Earnings

Financial Results

Phillips 66 Partners’ earnings were $97 million in the first quarter of 2017, compared with earnings of $98 million in the prior quarter. Costs related to the Paradis Pipeline Station incident and the impacts of Phillips 66 refinery downtime were offset by increased equity earnings and a make-whole payment from a joint venture.

Liquidity, Capital Expenditures and Investments

As of March 31, 2017, total debt outstanding was $2.4 billion. The Partnership had $1 million in cash and cash equivalents and $593 million available under its revolving credit facility.

The Partnership’s total capital spending for the quarter was $53 million. Growth capital spending totaled $42 million, reflecting investments in the Bayou Bridge and Sand Hills pipelines.

Strategic Update

The Bayou Bridge Pipeline, in which the Partnership holds a 40 percent interest, currently operates from the Phillips 66 Beaumont Terminal to Lake Charles, Louisiana. Progress continues on the segment from Lake Charles to St. James, Louisiana, with commercial operations expected to begin in the fourth quarter of 2017.

The Sand Hills Pipeline expansion continues to progress. The project will expand capacity from 280,000 barrels per day (BPD) to 365,000 BPD, with an expected in-service date by the end of 2017. Phillips 66 Partners owns a one-third interest in this joint venture.

The STACK joint venture, in which the Partnership owns a 50 percent interest, began an expansion project that includes a loop of the existing pipeline and an extension further into the STACK play to access additional area producers. The project is expected to increase capacity by 150,000 BPD, with completion anticipated by the end of 2017.

Phillips 66 Partners is developing a new 25,000 BPD isomerization unit to increase production of higher octane gasoline blend components at the Phillips 66 Lake Charles Refinery. The project is expected to cost approximately $200 million and would involve entry into a long-term agreement with Phillips 66 for processing services that would include a minimum volume commitment. Final project approval is expected in the first half of 2018.

Investor Webcast

Members of Phillips 66 Partners’ executive management will host a webcast today at 2 p.m. EDT to discuss the Partnership’s first-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

Phillips 66 Partners Reports First-Quarter Earnings

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CONTACTS
Jeff Dietert (investors) 832-765-2297 jeff.dietert@p66.com	Rosy Zuklic (investors) 832-765-2297 rosy.zuklic@p66.com	C.W. Mallon (investors) 832-765-2297 c.w.mallon@p66.com
Dennis Nuss (media) 832-765-1850 dennis.h.nuss@p66.com

Phillips 66 Partners Reports First-Quarter Earnings

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners (including our joint venture operations) are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport, fractionate, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” “distributable cash flow,” and “run-rate EBITDA.” These are non-GAAP financial measures. EBITDA and adjusted EBITDA are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Run-rate EBITDA is a forecast of future EBITDA, and is based on the Partnership’s projections of annual EBITDA inclusive of current assets and future potential acquisitions by the Partnership. Run-rate EBITDA is included to demonstrate management’s intention of future growth through acquisitions and organic projects. We are unable to present a reconciliation of run-rate EBITDA to net income, which is the nearest GAAP financial measure, because certain elements of net income, including interest, depreciation and taxes, were not used in the forecasts and are therefore not available. Together, these items generally result in run-rate EBITDA being significantly higher than net income. The disaggregation of capital spending between expansion/growth and maintenance is not a distinction recognized under GAAP. We provide such disaggregation because the Partnership will generally fund maintenance capital spending with cash from operating activities and fund expansion/growth capital spending with financing activities. We believe this is an important distinction in our liquidity profile.

References in the release to earnings refer to net income attributable to the Partnership. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports First-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q1 2017	Q4 2016
Selected Income Statement Data
Total revenues and other income	$234	228
Net income	97	102
Net income attributable to the Partnership	97	98

Adjusted EBITDA	155	161
Distributable cash flow	124	130

Net Income Attributable to the Partnership Per Limited Partner Unit—Basic and Diluted (Dollars)
Common units	$0.60	0.65

Selected Balance Sheet Data
Cash and cash equivalents	$1	2
Equity investments	1,176	1,142
Total assets	4,125	4,109
Total debt	2,359	2,411
Equity held by public
Common units	1,837	1,795
Equity held by Phillips 66
Common units	479	476
General partner	(687)	(704)

Phillips 66 Partners Reports First-Quarter Earnings

Statement of Income
	Millions of Dollars
	Q1 2017	Q4 2016
Revenues and Other Income
Operating revenues—related parties	$184	193
Operating revenues—third parties	10	9
Equity in earnings of affiliates	33	26
Other income	7	—
Total revenues and other income	234	228

Costs and Expenses
Operating and maintenance expenses	62	54
Depreciation	26	25
General and administrative expenses	16	15
Taxes other than income taxes	9	9
Interest and debt expense	24	21
Other expenses	—	1
Total costs and expenses	137	125
Income before income taxes	97	103
Provision for income taxes	—	1
Net income	97	102
Less: Net income attributable to Predecessors	—	4
Net income attributable to the Partnership	97	98
Less: General partner's interest in net income attributable to the Partnership	32	29
Limited partners' interest in net income attributable to the Partnership	$65	69

Phillips 66 Partners Reports First-Quarter Earnings

Selected Operating Data
	Thousands of Barrels Daily
	Q1 2017	Q4 2016
Pipeline, Terminal and Storage Volumes
Pipelines(1)
Pipeline throughput volumes
Wholly-Owned Pipelines
Crude oil	940	1,007
Refined products and natural gas liquids	935	961
Total	1,875	1,968

Select Joint Venture Pipelines(2)
Natural gas liquids	354	333

Terminals
Terminal throughput and storage volumes(3)
Crude oil(4)	485	563
Refined products and natural gas liquids	898	907
Total	1,383	1,470
(1) Represents the sum of volumes transported through each separately tariffed pipeline system.
(2) Total post-acquisition pipeline system throughput volumes for the Sand Hills and Southern Hills pipelines (100 percent basis) per day for each period presented.
(3) Terminal throughput and storage volumes include leased capacity converted to a MBD-equivalent based on capacity divided by days in the period.
(4) Crude oil terminals include Bayway and Ferndale rail rack volumes.

	Dollars per Barrel
	Q1 2017	Q4 2016
Revenue
Average pipeline revenue*	$0.63	0.60
Average terminal and storage revenue	0.41	0.40
* Excludes average pipeline revenue per barrel from equity affiliates.

Capital Expenditures and Investments
	Millions of Dollars
	Q1 2017	Q4 2016
Capital Expenditures and Investments
Expansion	$42	240
Maintenance	11	14
Total Partnership	53	254
Predecessors	—	5
Total Consolidated	$53	259

Phillips 66 Partners Reports First-Quarter Earnings

Cash Distributions
	Millions of Dollars
	Q1 2017	Q4 2016
Cash Distributions*
Common units—public	$26	24
Common units—Phillips 66	37	36
General partner—Phillips 66	32	28
Total	$95	88

Cash Distribution Per Unit (Dollars)	$0.586	0.558

Coverage Ratio†	1.31	1.48
* Cash distributions declared attributable to the indicated periods.
† Calculated as distributable cash flow divided by total cash distributions. Used to indicate the Partnership’s ability to pay cash distributions from current earnings.

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income
	Millions of Dollars
	Q1 2017	Q4 2016
Reconciliation to Net Income
Net Income	$97	102
Plus:
Depreciation	26	25
Net interest expense	24	21
Provision for income taxes	—	1
EBITDA	147	149
Distributions in excess of equity earnings	4	10
Expenses indemnified by Phillips 66	3	2
Transaction costs associated with acquisitions	1	—
Adjusted EBITDA	155	161
Plus:
Deferred revenue impacts**	4	4
Less:
Net interest expense	24	21
Maintenance capital expenditures	11	14
Distributable cash flow	$124	130
** Difference between cash receipts and revenue recognition.

Phillips 66 Partners Reports First-Quarter Earnings

Reconciliation of Distributable Cash Flow to Net Cash Provided by Operating Activities
	Millions of Dollars
	Q1 2017	Q4 2016
Reconciliation to Net Cash Provided by Operating Activities
Net Cash Provided by Operating Activities	$139	121
Plus:
Net interest expense	24	21
Provision for income taxes	—	1
Changes in working capital	(17)	12
Undistributed equity earnings	4	(5)
Accrued environmental costs	—	(1)
Other	(3)	—
EBITDA	147	149
Distributions in excess of equity earnings	4	10
Expenses indemnified by Phillips 66	3	2
Transaction costs associated with acquisitions	1	—
Adjusted EBITDA	155	161
Plus:
Deferred revenue impacts†	4	4
Less:
Net interest expense	24	21
Maintenance capital expenditures	11	14
Distributable cash flow	$124	130
† Difference between cash receipts and revenue recognition.